Exhibit 99.2

Member e-mail notification on March 5, 2009:

TO: Member CEOs and CFOs

Today we begin a series of member outreach meetings designed to answer questions you may have regarding national issues affecting the Federal Home Loan Bank System as well as the financial performance of the Federal Home Loan Bank of Boston. In the event that you can’t join us for one of these meetings, I encourage you to view the presentation to members available at www.fhlbboston.com.

Included in this presentation is a revised estimate for the economic loss — now standing at approximately $40.0 million — associated with the 2008 write-down of other-than-temporary impairment charges on certain private-label mortgage-backed securities. The revision to the economic loss estimate is based on the most recently available loan performance data and does not affect the previously announced impairment charge recorded at yearend. Please note that the estimated economic loss is based on various assumptions, and the actual economic loss could differ materially from this estimate. Accordingly, we caution you not to place undue reliance on this estimate.

I hope to see you at one of the member outreach meetings this month. Thank you for your continued support.

Sincerely,

Michael A. Jessee

President and Chief Executive Officer

Federal Home Loan Bank of Boston